EXHIBIT 99.1


                                  EXHIBIT 99.1




CONTACT:                         -OR-      EMCC INVESTOR RELATIONS COUNSEL:
European Micro Holdings, Inc.              The Equity Group Inc.
Frank Cruz, Operations                     Devin Sullivan       (212) 836-9608
(305) 825-2458                             Tom Ennis   (212) 836-9607


                              FOR IMMEDIATE RELEASE

               EUROPEAN MICRO HOLDINGS ACQUIRES SUNBELT (UK) LTD.


Miami, FL - October 27, 1998 - EUROPEAN MICRO HOLDINGS,  INC.  (NASDAQ  NATIONAL
MARKET: EMCC) ("European Micro") today announced that it has completed the purchase of Sunbelt (UK) Ltd. ("Sunbelt") for an undisclosed sum of cash and an earn out based on the attainment of certain performance criteria. Established in 1992 and located in Wimbledon, England, Sunbelt is a privately held distributor of microcomputer products to dealers, VARs and mass merchants throughout Western Europe. Sunbelt had 1997 revenues of approximately U.S. $16.5 million and pre-tax profits of approximately U.S. $742,500. Based on the current value of EMCC common stock, European Micro expects that the acquisition will be accretive to earnings in its 1999 fiscal year, which began July 1, 1998.

John B. Gallagher and Harry D. Shields, Co-Chairmen and Co-Presidents of European Micro, commented, "The acquisition of Sunbelt solidifies our position as a leading independent, focused distributor in the growing global computer products distribution industry. This acquisition will increase our customer base and significantly strengthen our executive and sales teams. Moreover, the addition of Sunbelt's well-respected, private label Nova brand of information technology products will broaden the range of products we offer our customers throughout the world."

European Micro Holdings, Inc. is a growing, international focused distributor of microcomputer products to more than 375 value-added resellers, corporate resellers, retailers, direct marketers and distributors. The Company monitors and capitalizes on worldwide market-price disparities of in-demand microcomputer products and quickly and efficiently sources these products to its customer base. Substantially all of the products sold by European Micro are manufactured by well-recognized companies such as IBM, Compaq and Hewlett-Packard.




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European Micro Holdings, Inc. News Release
October 27, 1998



Statements contained in this news release regarding expected financial results of the Company and Sunbelt and other planned events are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, reliance on key markets, suppliers, and products, currency fluctuations, the Company's ability to integrate Sunbelt's operations with the rest of the Company, dependence on key personnel and trade restrictions, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized under the caption "Risk Factors" in the Company's prospectus dated April 6, 1998 and in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 as filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.

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